Exhibit 99.1

PRESS RELEASE

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

YEAR-ENDED DECEMBER 31, 2007

— Successful first year as a merged company; significant progress expected in 2008 —

CAMBRIDGE, Mass., February 25, 2008 – Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, reported financial results for the fourth quarter and year-ended December 31, 2007. The Company also provided 2008 corporate goals and financial guidance.

“I am pleased to report a very successful first year as Verenium. Following the February 2007 merger announcement between Diversa and Celunol, we detailed an ambitious set of goals for the year. We’ve since achieved all of those objectives and created a strong corporate foundation for broad growth in the future,” said Carlos A. Riva, President and Chief Executive Officer at Verenium. “While 2007 was an important building year for us, we expect 2008 to be transformational as we accelerate the commercial development of our Biofuels and Specialty Enzyme businesses and broaden the scientific impact of our R&D organization.”

Financial Results

Selected Financial Information

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product:
Phyzyme ™ phytase	$5,189	$2,291	$16,237	$8,869
All other products	3,059	3,010	9,738	6,998

Total product	8,248	5,301	25,975	15,867
Collaborative	4,379	7,864	17,581	30,014
Grant	343	1,613	2,717	3,317

Total Revenues	12,970	14,778	46,273	49,198
Product Gross Profit	2,322	1,051	6,160	2,953
Product Gross Margin	28%	20%	24%	19%
Restructuring Expenses	1,423	493	1,481	12,026
Non-cash in-process R&D charge	—	—	42,000	—
Total Operating Expenses	33,690	21,272	152,008	89,773
Net Loss	$(21,574)	$(6,123)	$(107,585)	$(39,271)
Net Loss Per Share	$(0.35)	$(0.13)	$(1.97)	$(0.85)
Weighted Average Shares	60,832	47,006	54,607	46,474

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

Total revenues for the fourth quarter and year ended December 31, 2007 were $13.0 million and $46.3 million, respectively, compared to $14.8 million and $49.2 million for the same periods in 2006. As expected and highlighted in prior communications, total revenues decreased for the fourth quarter and full-year 2007, as the increase in product revenues was more than offset by a decrease in collaborative revenues primarily related to the Company’s previously-announced restructuring of its collaboration agreement with Syngenta.

Total product revenues for the fourth quarter and year ended December 31, 2007 were $8.2 million and $26.0 million, respectively, compared to $5.3 million and $15.9 million in 2006, representing an increase of 56 percent and 64 percent when compared to the same periods in the prior year. The increase in product revenues was primarily due to increased sales of Phyzyme TM XP by Danisco Animal Nutrition, which continues to expand its global phytase market share position in the animal feed industry. Verenium currently manufactures Phyzyme through a third-party manufacturing arrangement and maintains a product profit-sharing agreement with Danisco for all Phyzyme sales. The Company also experienced sales growth for its other enzyme products, including Quantum TM Phytase and Fuelzyme TM -LF.

Product gross profit (product revenues less cost of product revenues) and product gross margin (product gross profit divided by product revenues) improved in the fourth quarter and full year 2007, versus comparable periods in 2006 due primarily to growth in Phyzyme sales, as well as incremental margin improvement contributed by other product growth. Over time, the Company believes that product volume growth in Phyzyme and other products in the Company’s portfolio should continue to result in sustainable improvement in both product gross profit and product gross margin.

Research and development expenses were higher in the fourth quarter and full year 2007 versus the same periods in 2006 and primarily related to the incremental operating expenses associated with the Celunol business since the June 2007 merger, as well as higher share-based compensation expense. Selling, general and administrative expenses for the 2007 periods were higher than 2006 due primarily to the inclusion of incremental Celunol operating expenses since June 2007, higher share-based compensation expense, as well as one-time expenses related to the merger. In connection with the merger with Celunol, the Company recorded a one-time, non-cash charge to in-process research and development of $42.4 million or $0.78 per share, and recorded goodwill of $106.1 million on its balance sheet.

Non-cash, share-based compensation expense included in operating expenses for the fourth quarter and year ended December 31, 2007 was $2.6 million and $11.0 million, respectively, as compared to $1.4 million and $5.7 million for the same periods in 2006. The substantial increase in share-based compensation in the 2007 periods was attributable to non-recurring charges related to modification of awards for certain former executives in connection with the merger with Celunol, as well as share-based compensation charges related to additional options and awards granted to Celunol employees in connection with the merger.

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

Net loss for the fourth quarter and year ended December 31, 2007 was $21.6 million, or $0.35 per share, and $107.6 million, or $1.97 per share, respectively, which included a one-time, non-cash charge of $42.4 million, or $0.78 per share, for in-process research and development related to the merger with Celunol Corporation in June 2007. In comparison, net loss for the fourth quarter and year ended December 31, 2006 was $6.1 million, or $0.13 per share, and $39.3 million, or $0.85 per share, respectively, which included a restructuring charge of $0.5 million or, $0.01 per share in the fourth quarter and $12.0 million, or $0.26 per share, for the full year, respectively.

As of December 31, 2007, the Company had cash, cash equivalents, and short-term investments totaling $58.0 million.

2007 Highlights and Accomplishments

•	Completed the Diversa/Celunol merger and began a full integration of the businesses in June

•	Completed a financing totaling approximately $115 million in net proceeds in March

•	Broadened development of Jennings, LA cellulosic ethanol pilot plant to provide greater insights into demonstration plant and future commercial plant design

•	On track to meet goal of mechanical completion of 1.4 million-gallon-per-year cellulosic ethanol demonstration plant by end of March 2008

•	Developed a robust portfolio of prospective operating sites and related partners for potential future commercial cellulosic ethanol projects

•	Refocused the specialty enzyme business for greater commercial focus resulting in the launch of two products – Fuelzyme and Purifine

•	Reorganized R&D organization to provide maximum focus and scientific creativity to the Company’s two commercial business units

•	Strengthened corporate relationships with all major collaboration partners

•	Broadened institutional research coverage and investor awareness of the Company and industry

•	Built a senior management team through key hires and retention of talent within the existing organizations capable of building a multi-billion dollar global business

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

2008 Corporate Goals and Financial Guidance

Corporate Goals:

Biofuels Business:

•	Achieve mechanical completion of Jennings, LA demonstration-scale plant by the end of March

•

Start-up/optimize the demonstration-scale plant throughout 2008 resulting in substantial validation of variable cost economic model by year-end 2008 that supports the Company’s 2009 commercial plant development program

•	Secure three commercial projects by year-end, each supported by project-level operational and financial partners

•	Evaluate potential corporate-level strategic partnership opportunities to accelerate growth plans

Specialty Enzyme Business:

•	Achieve substantial commercial revenue progress across three main products – Phyzyme, Fuelzyme and Purifine – as well as related gross margin improvement (see Financial Guidance)

•	Develop and execute a broad enzyme manufacturing strategy to support future commercial product growth

•	Recruit permanent general manager to support commercial product growth

R&D Organization:

•	Execute at least one new collaboration partnership of strategic significance to Verenium’s business units

Financial Guidance:

•	Revenue:

•	Total revenue: $52 to $55 million

•	Product revenue: $35 to $38 million; Phyzyme representing approximately 65 percent

•	Product gross margin: 27 to 30 percent

•	Pro forma beginning-year cash: $103 million

•	Cash burn: $89 to $94 million

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and health and nutrition markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes—proteins that act as the catalysts of biochemical reactions.

Verenium operates one of the nation’s first cellulosic ethanol pilot plants, an R&D facility, in Jennings, Louisiana and expects to achieve mechanical completion of a 1.4 million gallon-per-year, demonstration-scale facility to produce cellulosic ethanol by the end of the first quarter of 2008. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., LTD and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan – the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information on Verenium, visit www.verenium.com.

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the Company’s future growth, its expectations for its business and operations in 2008, anticipated product volume growth and improvement in product revenue, product gross profit and product gross margin, the timing for mechanical completion of its demonstration plant, future commercial cellulosic ethanol projects, the impact of the Company’s 2007 accomplishments on its business in the future, and the Company’s 2008 corporate objectives and goals and financial guidance, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended September 30, 2007. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward looking statements.

###

Contacts:

Kelly Lindenboom

Vice President, Corporate Communications

617-674-5335

kelly.lindenboom@verenium.com

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product	$8,248	$5,301	$25,975	$15,867
Collaborative	4,379	7,864	17,581	30,014
Grant	343	1,613	2,717	3,317

Total revenues	12,970	14,778	46,273	49,198

Operating expenses:
Cost of product revenues	5,926	4,250	19,815	12,914
Research and development	16,480	12,357	57,727	50,033
Selling, general and administrative	9,861	4,172	30,585	14,800
In-process research and development	—	—	42,400	—
Restructuring expenses	1,423	493	1,481	12,026

Total operating expenses	33,690	21,272	152,008	89,773

Loss from operations	(20,720)	(6,494)	(105,735)	(40,575)
Interest and other income (expense), net	(854)	371	(1,850)	1,304

Net loss	$(21,574)	$(6,123)	$(107,585)	$(39,271)

Basic and diluted net loss per share	$(0.35)	$(0.13)	$(1.97)	$(0.85)

Weighted average shares used in computing basic and diluted net loss per share	60,832	47,006	54,607	46,474

www.verenium.com

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300

Condensed Consolidated Balance Sheet

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)	(audited)
Cash, cash equivalents and short-term investments	$57,976	$51,912
Accounts receivable	11,152	8,646
Other current assets	7,279	6,476
Property and equipment, net	76,663	12,418
Goodwill	106,134	—
Other assets	5,575	453

Total assets	$264,779	$79,905

Current liabilities, excluding deferred revenue	$36,246	$21,199
Deferred revenue, current portion	5,478	5,395
Convertible notes payable	120,000	—
Other long-term liabilities	7,840	10,395
Stockholders’ equity	95,215	42,916

Total liabilities and stockholders’ equity	$264,779	$79,905